EXHIBIT 99.1

Contact:	Norman C. Chambers President & Chief Operating Officer (281) 897-7788

NCI BUILDING SYSTEMS REPORTS BOB MEDLOCK,
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER,
TO RETIRE BY MAY 2005

HOUSTON (October 26, 2004) – NCI Building Systems, Inc. (NYSE: NCS) today announced that Robert J. Medlock, 65, plans to retire from his position as NCI’s Executive Vice President, Chief Financial Officer and Treasurer upon the earlier of April 30, 2005, or the appointment of his successor. Mr. Medlock will remain an employee of the Company in a consulting capacity. NGI has engaged the services of a national executive search firm to assist the Board of Directors in identifying and recruiting an individual qualified to assume Mr. Medlock’s responsibilities.

     Commenting on the announcement, A.R. Ginn, Chairman and Chief Executive Officer, said, “Bob Medlock has been an integral part of the successful growth of NCI since joining the Company as Chief Financial Officer in 1992, when NCI had revenues of approximately $70 million. Bob has been a key member of the senior management of NCI and has helped guide the Company through a number of significant transactions including the acquisition of MBCI in 1998 which helped grow the Company to over $1 billion in total revenues. Among his continuing contributions, his strong management of NCI’s financial health enabled us to emerge from the recent three-year downturn in non-residential construction with the financial resources to pursue our growth strategies. We are pleased we will continue to have access to his expertise, and we thank him for his dedication and commitment to building NCI and its shareholder value.”

     NCI Building Systems, Inc. is one of North America’s largest integrated manufacturers of metal products for the nonresidential building industry. The Company operates manufacturing and distribution facilities located in 16 states and Mexico.

     Some statements contained in this release are “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties, and actual performance of the Company may differ materially from that projected in such statements. Among the factors that could cause actual results to differ materially are industry cyclicality and seasonality, fluctuations in demand, availability and prices for steel, the financial condition of our raw material suppliers, competitive activity and pricing pressure, ability to execute on the Company’s acquisition strategy and general economic conditions affecting the construction industry. These and other factors that could affect the Company’s financial position and results of operations are described in further detail in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation to release publicly any updates or revisions to these forward-looking statements to reflect any changes in expectations.

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10943 N. Sam Houston Parkway W. • Houston, Texas 77064
P.O. Box 692055 • Houston, Texas 77269-2055 • Telephone: (281) 897-7788 • Fax: (281) 477-9675